Exhibit 10.1

CONTINENTAL BUILDING PRODUCTS, INC.
2014 STOCK INCENTIVE PLAN

Effective as of February 5, 2014
Amended and Restated Effective as of February 22, 2017

CONTINENTAL BUILDING PRODUCTS, INC.
2014 STOCK INCENTIVE PLAN

1.	Purpose
The purpose of the Continental Building Products, Inc. 2014 Stock Incentive Plan (the “Plan”) is to promote and closely align the interests of employees, non-employee directors, consultants and advisors of Continental Building Products, Inc. (the “Company”) and its stockholders by providing stock-based compensation and other performance-based compensation. The objectives of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Participants and to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders. The Plan provides for the grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Incentive Awards, and Other Stock-Based Awards.
The Plan is amended and restated effective as of February 22, 2017. The Plan was originally effective as of February 5, 2014.

2.	Definitions
As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.
(b)“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.
(c)“Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Stock Unit, Performance Incentive Awards, or Other Stock-Based Award granted under the Plan.
(d)“Award Agreement” means a written or electronic agreement or other instrument as may be approved from time to time by the Committee and designated as such implementing the grant of each Award.

(e)	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.

(f)	“Board” means the board of directors of the Company.
(g)“Cause” means a Participant’s Termination of Employment by the Company or an Affiliate by reason of the Participant’s (i) material breach of his obligations under any agreement, including any employment agreement, that he has entered into with the Company or an Affiliate; (ii) intentional misconduct as an officer, employee, director, consultant or advisor of the Company or a material violation by the Participant of written policies of the Company; (iii) material breach of any fiduciary duty which the Participant owes to the Company; (iv) commission by the Participant of (A) a felony or (B) fraud, embezzlement, dishonesty, or a crime involving moral turpitude; (v) the habitual use of illicit drugs or other illicit substances or the addiction to licit drugs or other substances; or (vi) unexplained absence from work or service for more than ten (10) days in any twelve (12) month period (vacation, reasonable personal leave, reasonable sick leave and disability excepted). A Participant’s employment or service will be deemed to have been terminated for Cause if it is determined subsequent to his or her termination of employment or service that grounds for termination of his or her employment or service for Cause existed at the time of his or her termination of employment or service.

(h)	“Change in Control” means the occurrence of any one of the following:
(1)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph 3 below; or
(2)the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(3)there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or
(4)the implementation of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.
(j)“Committee” means the Compensation Committee of the Board (or any successor committee), or such other committee as designated by the Board to administer the Plan under Section 6.
(k)“Common Stock” means the common stock of the Company, par value $0.001 a share, or such other class or kind of shares or other securities as may be applicable under Section 15.
(l)“Company” means Continental Building Products, Inc., a Delaware corporation, and except as utilized in the definition of Change in Control, any successor corporation.
(m)“Covered Employee” has the same meaning as set forth in Section 162(m)(3) of the Code, as interpreted by IRS Notice 2007-49.
(n)“Dividend Equivalents” mean an amount payable in cash or Common Stock, as determined by the Committee equal to what would have been received if the shares underlying the Award had been owned by the Participant.

(o) “Eligible Person” means any employee or non-employee director the Company or any of its Subsidiaries; provided however that Incentive Stock Options may only be granted to employees of the Company or its Subsidiaries.
(p)“Fair Market Value” means as of any date, the value of the Common Stock determined as follows: (i) the closing price for the Common Stock as quoted on the New York Stock Exchange as reported in the Wall Street Journal or such other source as the Committee deems reliable on such date; (ii) if there is no closing price for the Common Stock on the date of determination, then the Fair Market Value will be the closing price for the Common Stock on the last preceding date for which a quotation exists; and (iii) in the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treasury Regulations Section 409A-1(b)(5)(iv)(B) as the Committee deems appropriate and in a manner that complies with Section 422 of the Code (for Incentive Stock Options).
(q)“Incentive Stock Option” means a stock option that is designated as potentially eligible to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
(r)“Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Incentive Award in accordance with Section 11; provided, however, that the exercise of such discretion would not cause the Performance Incentive Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.
(s)“Non-employee Director” means a member of the Board who is a “non-employee director” within the meaning of Rule 16b-3.
(t)“Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
(u)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Act.
(v)“Option” means a right to purchase a number of shares of Common Stock at such exercise price, at such times and on such other terms and conditions as are specified in or determined pursuant to an Award Agreement. Options granted pursuant to the Plan may be Incentive Stock Options or Nonqualified Stock Options.
(w)“Other Stock-Based Award” means an Award that is valued in whole or in part by reference to, or is otherwise payable in, or otherwise based on, Common Stock.
(x)“Outside Director” means a member of the Board who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3).
(y)“Participant” means an Eligible Person to whom an Award or Awards have been granted from time to time by the Committee and any authorized transferee of such individual.
(z)“Performance Criteria” means the criterion or criteria that the Committee selects for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Incentive Award. The Performance Criteria that will be used to establish the Performance Goal(s) will be based on the attainment of specific levels of performance of the Company (or Affiliate, division, business unit or operational unit of the Company) and will be limited to the following:

(1)Sales, including (i) net sales, (ii) unit sales volume, or (iii) product price, including mill net price;
(2)Share price, including (i) market price per share; and (ii) share price appreciation;
(3)Earnings, including (i) earnings per share, reflecting dilution of shares; (ii) gross or pre-tax profits, (iii) post-tax profits; (iv) operating profit; (v) earnings net of or including dividends; (vi) earnings net of or including the after-tax cost of capital, (vii) earnings before (or after) interest and taxes (“EBIT”); (viii) earnings per share from continuing operations, diluted or basic; (ix) earnings before (or after) interest, taxes, depreciation and amortization (“EBITDA”); (x) pre-tax operating earnings after interest and before incentives, service fees and extraordinary or special items; (xi) operating earnings; (xii) growth in earnings or growth in earnings per share; and (xiii) total earnings;
(4)Return on equity; including (i) return on equity, (ii) return on invested capital; (iii) return or net return on assets; (iv) return on net assets; (v) return on equity, (vi) return on gross sales; (vii) return on investment; (viii) return on capital; (ix) return on invested capital; (x) return on committed capital; (xi) financial return ratios; (xii) value of assets; and (xiii) change in assets;
(5)Cash flow(s), including (i) operating cash flow; (ii) net cash flow; (iii) free cash flow; and (iv) cash flow on investment;
(6)Revenue, including (i) gross or net revenue; and (ii) changes in annual revenues;
(7)Margins, including (i) adjusted pre-tax margin; and (ii) operating margins;
(8)Income, including (i) net income; and (ii) consolidated net income,
(9)Economic value added;
(10)Costs, including (i) operating or administrative expenses; (ii) operating expenses as a percentage of revenue; (iii) expense or cost levels; (iv) reduction of losses, loss ratios or expense ratios; (v) reduction in fixed costs; (vi) expense reduction levels; (vii) operating cost management; (viii) cash costs per unit of sale; and (ix) cost of capital;
(11)Financial ratings, including (i) credit rating; (ii) capital expenditures; (iii) debt; (iv) debt reduction; (v) working capital; (vi) average invested capital; and (vii) attainment of balance sheet or income statement objectives;
(12)Market or category share, including (i) market share; (ii) volume; (iii) unit sales volume; and (iv) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;
(13)Shareholder return, including (i) total shareholder return; (ii) shareholder return based on growth measures or the attainment of a specified share price for a specified period of time; and (iii) dividends;
(14)Objective nonfinancial performance criteria, including (i) attainment of strategic and business goals; (ii) regulatory compliance; (iii) productivity and productivity improvements; (iv) inventory turnover, average inventory turnover or inventory controls; (v) net asset turnover; (vi) customer satisfaction based on specified objective goals or Company-sponsored customer surveys; (vii) employee satisfaction based on specified objective goals or Company-sponsored employee surveys; (viii) objective employee diversity goals; (ix) employee turnover; (x) specified objective environmental goals; (xi) specified objective social goals, (xii) specified objective goals in corporate ethics and integrity; (xiii) specified objective safety goals; (xiv) specified objective business integration goals; (xv) specified objective business expansion goals or goals relating to acquisitions or divestitures; and (xvi) succession plan development and implementation.
Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company or an Affiliate as a whole or any division, business unit or operational unit of the Company and/or an Affiliate or any combination thereof, as the Committee may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Performance Criteria (2) or (13) above as compared to various stock market indices. In the case of the President and CEO of the Company, the independent members of the Board will ratify the decisions of the Committee.
(aa)“Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal(s) to determine, with regard to the Performance Incentive Award of a particular Participant, whether all, some portion (but less than all), or none of the Performance Incentive Award has been earned for the Performance Period.
“Performance Goals” means the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter (but only to the extent the exercise of this authority after the period would not cause the Performance Incentive Awards granted to any Participant for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code to prevent the dilution or enlargement of the rights of Participants based on the following events: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs; (5) acquisitions or divestitures; (6) unusual nonrecurring or extraordinary items identified in the Company’s audited financial statements, including footnotes; (7) annual incentive payments or other bonuses; or (8) capital charges. In the case of the President and CEO of the Company, the independent members of the Board will ratify the decisions of the Committee.
(bb)    “Performance Incentive Awards” means an Award designated by the Committee as a Performance Incentive Award pursuant to Section 11.
(cc)    “Performance Period” means the period of time the Committee selects over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Incentive Award.
(dd)    “Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
(ee)    “Plan” means the Continental Building Products, Inc. 2014 Stock Incentive Plan as set forth herein and as amended from time to time.
(ff)    “Restricted Stock” means an Award or issuance of Common Stock the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions

(including continued employment or performance conditions) and terms as the Committee deems appropriate.
(gg)    “Restricted Stock Unit” means an Award denominated in units of Common Stock under which the issuance of shares of Common Stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.
(hh)    “Stock Appreciation Right” means a right granted that entitles the Participant to receive, in cash or Common Stock or a combination thereof, as determined by the Committee, value equal to the excess of (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.
(ii)    “Subsidiary” means any business association (including a corporation or a partnership, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other associations in such chain.
(jj)    “Substitute Awards” means Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
(kk)    “Termination of Employment” means ceasing to serve as an employee of the Company and its Subsidiaries or, with respect to a non-employee director or other service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Committee may determine that a leave of absence or employment on a less than full-time basis is considered a “Termination of Employment,” (ii) the Committee may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “Termination of Employment,” (iii) service as a member of the Board shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or Subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment for purposes of any affected Participant’s Awards, and the Committee’s decision shall be final and binding, subject to and to the extent permitted by Section 409A of the Code and any other applicable law.

3.	Eligibility
Any Eligible Person is eligible to receive an Award.

4.	Effective Date and Termination of Plan
The Plan became effective on February 5, 2014 (the “Effective Date”). The Plan shall remain available for the grant of Awards until the tenth anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted.

5.	Shares Subject to the Plan and to Awards
(a)Aggregate Limits. The aggregate number of shares of Common Stock issuable under the Plan shall be equal to 1,615,200. The aggregate number of shares of Common Stock available for grant the Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section 15 shall be subject to adjustment as provided in Section 15. The shares of Common Stock issued pursuant to Awards granted under the Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.
(b)Issuance of Shares. For purposes of Section 5(a), the aggregate number of shares of Common Stock issued under the Plan at any time shall equal only the number of shares of Common Stock actually issued upon exercise or settlement of an Award, and shares of Common Stock subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and shares of Common Stock subject to Awards settled in cash shall not count as shares of Common Stock issued under the Plan. The aggregate number of shares of Common Stock available for issuance under the Plan at any time shall not be reduced by (i) shares of Common Stock subject to Awards that have been terminated, expired unexercised, forfeited or settled in cash; (ii) shares of Common Stock subject to Awards that have been retained or withheld by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award; or (iii) shares of Common Stock subject to Awards that otherwise do not result in the issuance of shares of Common Stock in connection with payment or settlement of the Award. In addition, shares of Common Stock that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award shall be available for issuance under the Plan.
(c)Incentive Stock Option Limits. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under the Plan shall be equal to 1,615,200, which number shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any Option intended to qualify as an Incentive Stock Option under Section 422 of the Code.
(d)Performance Incentive Award Limits. The maximum number of shares of Common Stock subject to Awards of Options or Stock Appreciation Rights that may be granted under the Plan to each Participant shall not exceed 1,000,000 shares of Common Stock (subject to adjustment as provided in the Plan) during each calendar year during the term of the Plan, beginning with and including 2017. The maximum number of shares of Common Stock subject to Performance Incentive Awards that may be granted under the Plan to each Participant shall not exceed 500,000 shares of Common Stock (subject to adjustment as provided in the Plan) during each calendar year during the term of the Plan, beginning with and including 2017. The maximum amount of cash subject to Performance Incentive Awards that may be granted under the Plan to each Participant shall not exceed $7,500,000 during each calendar year during the term of the Plan, beginning with and including 2017.
(e)Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan or authorized for grant of new Awards to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees of such acquired or combined company before such acquisition or combination.

6.	Administration of the Plan
(a)Administrator of the Plan. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board.
(b)Committee Composition. The Board will have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 or Section 162(m) of the Code. If the Board intends to satisfy the exemption requirements with respect to Awards to any Covered Employee and with respect to any insider subject to Section 16 of the Act the Committee will be a compensation committee of the Board that at all times consists solely of two or more Non-employee Directors who are also Outside Directors. Within the scope of such authority, the Board or the Committee may (i) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to Eligible Persons who are either (A) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award, or (B) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (ii) delegate to a committee of one or more members of the Board who are not Non-employee Directors the authority to grant Awards to Eligible Persons who are not then subject to Section 16 of the Act. Nothing in the Plan will create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-employee Directors who are also Outside Directors.
(c)Powers of Committee. Subject to applicable laws and subject to and not inconsistent with the express provisions of the Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan, including, without limitation:
(1)to grant Awards;
(2)to select which Eligible Persons shall be granted Awards and the timing of when those Awards will be granted;
(3)to determine the type and number of Awards to be granted, and the number of shares of Common Stock, or amount of cash, to be made subject to each Award;
(4)to determine whether each Option is to be an Incentive Stock Option or a Nonqualified Stock Option;
(5)to determine the terms, conditions, restrictions and performance conditions, not inconsistent with the terms of the Plan, relating to any Award, including, without limitation, the exercise or payment price, any restrictions or limitations, performance conditions, any vesting schedule or acceleration of any vesting schedule, or any forfeiture or waiver of any vesting schedule, based on the factors, if any, as the Committee determines in its sole discretion, medium of payment, and to specify the terms and conditions in the applicable Award Agreement;
(6)to approve the forms of Award Agreements;

(7)to establish and verify the extent of satisfaction of any performance conditions or other conditions applicable to the grant, issuance, retention, vesting, exercisability or settlement of any Award;
(8)to make adjustments in recognition of the events set forth in Section 15;
(9)to construe and interpret the Plan and apply its provisions;
(10)to authorize any employee of the Company to execute, on behalf of the Company, any document or notice required in connection with the administration of the Plan;
(11)to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan in the manner and to the extent it deems necessary to carry the Plan into effect but only to the extent any such action would be permitted under the applicable provisions of Rule 16b-3 and Section 162(m) of the Code;
(12)to exercise discretion to make any and all other determinations that it determines to be necessary or advisable for the administration of the Plan.
(d)Delegation of Administrative Duties. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable and the Committee or any person to whom it has delegated duties may employ one or more persons to render advice with respect to any responsibility the Committee may have under the Plan.
(e)Delegation to an Officer. To the maximum extent permissible under applicable law, the Committee may by resolution delegate to one or more Officers the authority to designate employees of the Company who are not Officers to receive Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards, and determine the number of shares of Common Stock to be subject to such Awards; provided, however, that the resolutions regarding the delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by the Officer and the Officer may not grant an Award to himself or herself. Any Award will be granted on the form Award Agreement most recently approved by the Committee, unless otherwise provided in the resolutions approving the delegation authority. The Committee may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a member of the Board) to determine the Fair Market Value.
(f)Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. Members of the Board and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.
(g)Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by the Company issuing any subject shares of Common Stock to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the

Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.

7.	Plan Awards
(a)Terms Set Forth in Award Agreement. Awards may be granted at any time and from time to time prior to the termination of the Plan to Eligible Persons as determined by the Committee. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Committee, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award (other than Restricted Stock Awards) shall include the time or times at or within which and the consideration, if any, for which any shares of Common Stock may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.
(b)Rights of a Stockholder. A Participant shall have no rights as a stockholder with respect to shares of Common Stock covered by an Award (including voting rights) until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 10(b) (with respect to Restricted Stock Awards) or Section 15, or as otherwise provided by the Committee.

8.	Options
(a)Grant, Term and Price. The grant, issuance, retention, vesting and/or settlement of any Option shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. The term of an Option shall in no event be greater than ten years. If the exercise of an Option (other than an Incentive Stock Option) following the Participant’s Termination of Employment (other than for Cause) would be prohibited by law or the Company’s insider trading policy, then the Option will terminate on the earlier of (i) 30 days following the date such prohibition no longer applies, or (ii) the expiration of the term of the Option. The Committee will establish the price at which Common Stock may be purchased upon exercise of an Option, which, in no event will be less than the Fair Market Value of such shares on the date of grant; provided, however, that the exercise price per share of Common Stock with respect to an Option that is granted as a Substitute Award may be less than the Fair Market Value of the shares of Common Stock on the date such Option is granted as a Substitute Award if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition that satisfies the requirements of (i) Section 409A of the Code, if such options held by such optionees are not intended to qualify as Incentive Stock Options, and (ii) Section 424(a) of the Code, if such options held by such optionees are intended to qualify as Incentive Stock Options. The exercise price of any Option may be paid in cash or such other method as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares of Common Stock issuable under an Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise.
(b)No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 15), the Committee shall not, without stockholder approval, reduce the exercise price of a previously awarded Option and, at any time when the exercise price of a previously awarded Option is above the Fair Market Value of a share of Common Stock, the

Committee shall not, without stockholder approval, cancel and re-grant or exchange such Option for cash or a new Award with a lower (or no) exercise price.
(c)No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other stock option.
(d)Incentive Stock Options. Notwithstanding anything to the contrary in this Section 8, in the case of the grant of an Option intending to qualify as an Incentive Stock Option, if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the shares of Common Stock on the date of grant and the Option must expire within a period of not more than five years from the date of grant. Notwithstanding anything in this Section 8 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (i) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (ii) such Options otherwise remain exercisable but are not exercised within three months of the employee’s termination of employment with the Company (or a “parent corporation” or “subsidiary corporation” as defined in Sections 424(e) and 424(f) of the Code) for any reason other than death or “disability” (as defined in Section 22(e)(3) of the Code), or twelve months of the employee’s termination of employment with the Company (or a “parent corporation” or “subsidiary corporation”) if the employee terminates due to death or “disability.”
(e)No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.

9.	Stock Appreciation Rights
(a)General Terms. The grant, issuance, retention, vesting and/or settlement of any Stock Appreciation Right shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of Options granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”). Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, provided that the Fair Market Value of Common Stock on the date of the tandem SAR’s grant is not greater than the exercise price of the related Option. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 and all tandem SARs shall have the same exercise price as the Option to which they relate. Subject to the provisions of Section 8 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock, cash, Restricted Stock or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement.

(b)No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 15), the Committee shall not, without stockholder approval, reduce the exercise price of a previously awarded Stock Appreciation Right and, at any time when the exercise price of a previously awarded Stock Appreciation Right is above the Fair Market Value of a share of Common Stock, the Committee shall not, without stockholder approval, cancel and re-grant or exchange such Stock Appreciation Right for cash or a new Award with a lower (or no) exercise price.
(c)No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Award of Stock Appreciation Rights or any shares of Common Stock subject to an Award of Stock Appreciation Rights until the Participant has become the holder of record of such shares.

10.	Restricted Stock and Restricted Stock Units
(a)Vesting and Performance Conditions. The grant, issuance, retention, vesting and/or settlement of any Award of Restricted Stock or Restricted Stock Units shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and /or satisfaction of performance conditions. In addition, the Committee shall have the right to grant Restricted Stock or Restricted Stock Unit Awards as the form of payment for grants or rights earned or due under other stockholder-approved compensation plans or arrangements of the Company.
(b)Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares of Common Stock, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and/or subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or Dividend Equivalents only to the extent provided by the Committee and specified in the Award Agreement. Notwithstanding anything in the Plan or any Award Agreement to the contrary, in no event will dividends or Dividend Equivalents be paid during the period of performance with respect to unearned Awards of Restricted Stock or Restricted Stock Units that are subject to performance-based vesting criteria. Dividends or Dividend Equivalents accrued on such shares shall become payable no earlier than the date the performance based vesting criteria have been achieved and the underlying shares or Restricted Stock Units have been earned.

11.	Performance Incentive Award
(a)General. The Committee will have the authority, at the time of grant of any Award (other than Options and Stock Appreciation Rights granted with an exercise price equal to or greater than the Fair Market Value per share of Common Stock on the date of grant), to designate the Award as a Performance Incentive Award to qualify the Award as “performance-based compensation” under Section 162(m) of the Code. In addition, the Committee will have the authority to make an Award of a cash bonus to any Participant and designate the Award as a Performance Incentive Award to qualify the Award as “performance-based compensation” under Section 162(m) of the Code.
(b)Eligibility. The Committee will designate within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code) which Eligible Persons will be eligible to receive Performance Incentive Awards in respect of such Performance Period.

(c)Discretion of Committee with Respect to Performance Incentive Awards. For each particular Performance Period, the Committee will have full discretion to select the length of the Performance Period, the type(s) of Performance Incentive Awards to be issued, the Performance Criteria that will be used to establish the Performance Goals, the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply to the Company and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Incentive Awards to be issued for the Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 11(c) and record the same in writing.

(d)	Payment of Performance Incentive Awards.
(1)Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the last day of a Performance Period to be eligible for payment in respect of a Performance Incentive Award for the Performance Period.
(2)Limitation. A Participant will be eligible to receive payment in respect of a Performance Incentive Award only to the extent that: (A) the Performance Goals for the period are achieved; and (B) the Performance Formula as applied against the Performance Goals determines that all or some portion of the Participant’s Performance Incentive Award has been earned for the Performance Period.
(3)Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Incentive Awards earned for the period based upon the Performance Formula. The Committee will then determine the actual size of each Participant’s Performance Incentive Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 11(d)(4), if and when it deems appropriate.
(4)Use of Discretion. In determining the actual size of an individual Performance Incentive Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Incentive Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (A) grant or provide payment in respect of Performance Incentive Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase a Performance Incentive Award above the maximum amount payable under Section 5(d).
(e)Timing of Award Payments. Performance Incentive Awards granted for a Performance Period shall be paid to Participants following completion of the certifications required by this Section 11 as provided in the applicable Award Agreement.
(f)Service Requirement. A Performance Incentive Award may, but need not, require the Participant’s completion of a specified period of service prior to payment or settlement.

12.	Other Stock-Based Awards
Other forms of Awards valued in whole or in part by reference to, or otherwise payable in, or based on, shares of Common Stock, may be granted under the Plan. Subject to the terms of the Plan, the Committee will have sole and complete authority to determine which Eligible Persons and the time or times at which Other Stock-Based Awards will be granted, the number of shares of Common Stock or share units (or the cash equivalent of the shares or units) to be granted and all other terms and conditions of the Other Stock-Based Awards.

13.	Deferral of Payment
The Committee may, in an Award Agreement or other written instrument or agreement, provide for the deferred delivery of Common Stock or cash upon settlement, vesting, payment, satisfaction or other events with respect to Awards (other than Options or Stock Appreciation Rights granted with an exercise price equal to or greater than the Fair Market Value per share of Common Stock on the date of grant). Notwithstanding anything in the Plan to the contrary, in no event will any election to defer the delivery of Common Stock or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. The Company, the Board and the Committee shall have no liability to a Participant, or any other person, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or the Committee.

14.	Conditions and Restrictions Upon Securities Subject to Awards
The Committee may provide that the Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

15.	Adjustment of and Changes in the Stock
(a)The number and kind of shares of Common Stock available for issuance under the Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 5, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to comply with Section 424 of the Code or may be designed to treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of shares of Common Stock subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No fractional shares of Common Stock shall be issued pursuant to such an adjustment.

(b)In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different Awards or different types of Awards. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.
(c)Unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a Change in Control, the Committee may provide that any or all of the following shall occur upon a Participant’s Termination of Employment without Cause within 24 months following a Change in Control (with respect to Awards that are assumed or continued in connection with the Change in Control): (i) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise any portion of the Option or Stock Appreciation Right not previously exercisable, (ii) in the case of any Award (other than a Performance Incentive Award) the vesting of which is in whole or in part subject to performance conditions, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse and the Participant shall have the right to receive a payment based on performance through a date determined by the Committee, (iii) in the case of outstanding Restricted Stock and/or Restricted Stock Units (other than those referenced in subsection (ii)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse, and (iv) Performance Incentive Awards will be subject to vesting or payment (if any), as set forth in the Award Agreement. Notwithstanding anything in the Plan to the contrary, in the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, immediately prior to the Change in Control, all Awards that are not assumed or continued shall be treated as follows effective immediately prior to the Change in Control: (w) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable, (x) in the case of any Award the vesting of which is in whole or in part subject to performance conditions (other than a Performance Incentive Award), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse and the Participant shall have the right to receive a payment based on performance through a date determined by the Committee, (y) in the case of outstanding Restricted Stock and/or Restricted Stock Units (other than those referenced in subsection (x)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse, and (z) Performance Incentive Awards will be subject to vesting or payment (if any), as set forth in the Award Agreement. In no event shall any action be taken pursuant to this Section 15(c) that would change the payment or settlement date of an Award in a manner that would result in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code.
(d)Notwithstanding anything in this Section 15 to the contrary, in the event of a Change in Control, the Committee may provide for the cancelation and cash settlement of all outstanding Awards upon such Change in Control.
(e)The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 15 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

(f)Notwithstanding anything in this Section 15 to the contrary, an adjustment to an Option or Stock Appreciation Right under this Section 15 shall be made in a manner that will not result in the grant of a new Option or Stock Appreciation Right under Section 409A of the Code.

16.	Transferability
Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, (i) outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Committee and (ii) a Participant may transfer or assign an Award as a gift to an entity wholly owned by such Participant (an “Assignee Entity”), provided that such Assignee Entity shall be entitled to exercise assigned Options and Stock Appreciation Rights only during the lifetime of the assigning Participant (or following the assigning Participant’s death, by the Participant’s beneficiaries or as otherwise permitted by the Committee) and provided further that such Assignee Entity shall not further sell, pledge, transfer, assign or otherwise alienate or hypothecate such Award.

17.	Compliance with Laws and Regulations
The Plan, the grant, issuance, vesting, exercise and settlement of Awards under the Plan, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock under the Plan, the Company and its Affiliates shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Option is effective and current or the Company has determined that such registration is unnecessary. In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

18.	Withholding
To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Award, or the issuance or sale of any shares of Common Stock. The Company shall not be required to recognize any Participant rights under an Award, to issue shares of Common Stock or to recognize the disposition of such shares of Common Stock until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other award held by the Participant or by the Participant tendering to the Company cash or, if allowed by the Committee, shares of Common Stock.

19.	Amendment of the Plan or Awards
The Board may amend, alter or discontinue the Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under the Plan but, except as provided pursuant to the provisions of Section 15, no such amendment shall, without the approval of the stockholders of the Company:

(a)	increase the maximum number of shares of Common Stock for which Awards may be granted under the Plan;
(b)reduce the price at which Options may be granted below the price provided for in Section 8(a);
(c)reprice outstanding Options or Stock Appreciation Rights as described in 8(b) and 9(b);
(d)extend the term of the Plan;
(e)change the class of persons eligible to be Participants;
(f)increase the limits in Section 5(c) or Section 5(d); or
(g)otherwise amend the Plan in any manner requiring stockholder approval by law or the rules of the New York Stock Exchange.
No amendment or alteration to the Plan or an Award or Award Agreement shall be made that would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

20.	No Liability of Company
The Company or any Affiliate that is in existence or after the Effective Date comes into existence, the Board and the Committee shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock under the Plan or pursuant to any Award; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

21.	Non-Exclusivity of Plan
Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under the Plan or an arrangement not intended to qualify under Section 162(m) of the Code, and such arrangements may be either generally applicable or applicable only in specific cases.

22.	Governing Law
The Plan and any agreements or other documents under the Plan shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. Any reference in the Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23.	No Right to Employment, Reelection or Continued Service
Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, or its Affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall the Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under the Plan shall constitute an employment contract or service agreement with the Company, or its Affiliates. Subject to Sections 4 and 19, the Plan and the benefits under the Plan may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, or its Affiliates.

24.	Section 409A of the Code
The Plan, the Award Agreements and any payments under the Plan are intended to comply with Section 409A of the Code (“Section 409A”) to avoid the incurrence of the adverse tax consequences under Section 409A and, accordingly, to the maximum extent permitted, will be interpreted and administered to be exempt from or in compliance with Section 409A. To the extent any payment under the Plan is considered “nonqualified deferred compensation” under Section 409A, such payment may not be made to a “specified employee” (as determined by the Company, in its sole discretion, in accordance with Section 409A) upon a “separation from service” (as defined under Section 409A) before the date that is six months after the specified employee’s separation from service (or if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay will be accumulated and paid on the first business day of the seventh month following the specified employee’s separation from service (or if earlier, the specified employee’s death).

25.	No Liability of Committee Members
No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

26.	Severability
If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

27.	Unfunded Plan
The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.